Exhibit 99.1

SWS Group, Inc. Reports Net Income of $10.4 million

in Fiscal 2013 Second Quarter

Adjusted Net Income of $2.7 million;

Improved pre-tax results for all four business segments

DALLAS, February 6, 2013 – SWS Group, Inc. (NYSE: SWS) (the “Company”) today reported net income of $10.4 million for its fiscal 2013 second quarter compared to a net loss of $14.3 million in the second quarter of fiscal 2012. Excluding the $11.8 million pre-tax unrealized gain from the change in the valuation of the Company’s outstanding warrants, net income would have been $2.7 million in the fiscal 2013 quarter. Net loss in the fiscal 2012 quarter would have been $1.8 million excluding the $19.2 million unrealized pre-tax loss from the warrant valuation. Net revenues for the fiscal 2013 second quarter were $75.3 million, as compared to $68.4 million in the prior year quarter.

Net income on a GAAP basis was $0.09 per diluted share, as compared to a net loss of $0.44 per diluted share in the second quarter of fiscal 2012. Diluted earnings per share for the second quarter of fiscal 2013 include the dilutive effect of the assumed exercise of outstanding warrants to purchase 17.4 million shares of SWS common stock.

“We are pleased with our second quarter results, as each of our four business segments – clearing, institutional, retail and banking – showed improved pre-tax results as compared to the same period last fiscal year,” said James H. Ross, Chief Executive Officer of SWS Group, Inc. “With the recent termination of the cease and desist order at our banking subsidiary and our strong capital position, we believe we are better positioned to build momentum across all of our business lines.”

The $6.9 million increase in net revenues (total revenues less interest expense) in the fiscal 2013 second quarter, as compared to the second quarter of fiscal 2012, was driven by improved fixed income commissions, an increase in advisory fees in the retail segment and improved revenues in both municipal and corporate investment banking activity. The Company also recognized a $3.6 million realized gain on the sale of U.S. Home Systems shares.

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SWS Reports Second Quarter Fiscal 2013 Results / 2

Operating expenses in the second quarter of fiscal 2013 were $71.5 million, a decrease of $695,000 from $72.2 million in the second quarter of fiscal 2012. The largest contributor to the decrease was a $1.5 million recapture in the loan loss provision at the Company’s banking subsidiary, Southwest Securities, FSB (the “Bank”), as compared to a loan loss provision of $2.5 million in the same period last fiscal year. This decrease was partially offset by a $2.7 million increase in commissions and other employee compensation expense, primarily due to increased institutional segment revenues in the second quarter of fiscal 2013 as compared to the second quarter of fiscal 2012.

For the first half of fiscal 2013, the Company reported net income of $4.7 million, or $0.13 per diluted share, on net revenues of $149.5 million, as compared to a net loss of $12.7 million, or $0.39 per diluted share on net revenues of $145.2 million in the first half of fiscal 2012.

Clearing Segment

In the second quarter of fiscal 2013, the clearing segment recorded a pre-tax loss of $115,000 on net revenues of $4.7 million, as compared to a pre-tax loss of $814,000 on net revenues of $4.3 million in the second quarter of fiscal 2012. The increase in net revenues in the segment was primarily due to an increase in fees from revenue sharing with money market fund providers. This increase was partially offset by a 5 percent decrease in clearing fee revenue primarily due to lower activity levels for existing correspondents in the fiscal 2013 second quarter, as compared to the second quarter of fiscal 2012.

Total correspondent clearing customer assets under custody increased to $14.9 billion in the fiscal 2013 second quarter, from $14.6 billion in the same period last fiscal year.

Clearing segment operating expenses for the quarter were $4.8 million, a decrease of 6 percent from $5.1 million in the same period last fiscal year. The decline was primarily due to a decrease in operations and information technology expense.

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SWS Reports Second Quarter Fiscal 2013 Results / 3

Retail Segment

The retail segment posted pre-tax income of $528,000 on net revenues of $26.1 million in the fiscal 2013 second quarter, as compared to a pre-tax loss of $219,000 on net revenues of $25.2 million in the second quarter of fiscal 2012. The increase in net revenues was driven by a $1.0 million increase in advisory fees and a $549,000 increase in insurance product revenue in the fiscal 2013 second quarter, as compared to the fiscal 2012 second quarter. These increases were partially offset by a $493,000 decrease in commission revenue in the independent contract business. At December 31, 2012, total customer assets in the retail segment were $13.6 billion, as compared to $13.0 billion at December 30, 2011.

Retail segment operating expenses increased 1 percent for the second quarter of fiscal 2013, as compared to the same period last fiscal year.

Institutional Segment

In the second quarter of fiscal 2013, the institutional segment recorded pre-tax income of $9.3 million dollars on net revenues of $32.6 million, as compared to pre-tax income of $8.4 million on net revenues of $28.9 million in the second quarter of fiscal 2012. The largest contributors to the 13 percent increase in net revenues were a $2.2 million increase in commission revenue from taxable fixed income and portfolio trading and a $1.5 million increase in municipal and corporate investment banking fees. Trading gains in the segment were up $479,000 in the fiscal 2013 second quarter, as compared to the fiscal 2012 second quarter. A $2.7 million increase in taxable fixed income trading gains was partially offset by a $2.3 million decrease in municipal finance trading gains.

Institutional segment operating expenses increased 14 percent to $23.2 million in the fiscal 2013 second quarter, from $20.4 million in the fiscal 2012 second quarter, primarily due to a $2.3 million increase in commissions and other employee compensation expense resulting from increased segment revenue.

Banking Segment

The banking segment recorded pre-tax income of $3.0 million on net revenues of $11.8 million in the second quarter of fiscal 2013, as compared to pre-tax income of $511,000 on net revenues of $12.7 million in the second quarter of fiscal 2012. Continued reduction in the classified asset portfolio contributed to the improved performance as the Bank was able to recapture approximately $1.5 million from its allowance for loan losses.

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SWS Reports Second Quarter Fiscal 2013 Results / 4

A 22 percent decrease in average loan balances and a 40 basis point decrease in the net yield on interest earning assets for the three months ended December 31, 2012, as compared to the same period last fiscal year contributed to the $947,000 decline in net revenues. The Bank also recorded a $792,000 gain in the fiscal 2013 second quarter as compared to the same period last fiscal year, primarily due to an increase in value of one of the Bank’s equity investments.

The Bank’s operating expenses in the second quarter of fiscal 2013 decreased $3.4 million to $8.8 million, as compared to $12.2 million in the second quarter of fiscal 2012 due to the recapture from the loan loss provision, which was partially offset by an increase in commissions and other employee compensation expense related to recent hiring, as compared to the same period last fiscal year.

At December 31, 2012, the Bank’s allowance for loan losses was $18.6 million, or 4.10 percent of loans held for investment, excluding purchased mortgage loans, as compared to $33.1 million, or 4.55 percent of loans held for investment, excluding purchased mortgage loans, at December 31, 2011.

Non-performing assets decreased to $51.9 million at December 31, 2012, from $67.1 million at December 31, 2011. Total classified assets decreased to $81.4 million, or 42.9 percent of capital plus allowance for loan losses, at December 31, 2012, as compared to $169.6 million, or 85.01 percent of capital plus allowance for loan losses, at December 31, 2011.

At December 31, 2012, the Bank’s Tier 1 core capital ratio was 13.0 percent and total risk-based capital ratio was 19.3 percent, as compared to a Tier 1 core capital ratio of 12.1 percent and total risk-based capital ratio of 16.9 percent at December 31, 2011.

Conference Call

SWS Group will hold a conference call to discuss its results for the fiscal 2013 second quarter on Thursday, February 7, 2013, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be broadcast live over the internet at http://www.videonewswire.com/event.asp?id=91664 or www.swst.com. An archive of the webcast will also be posted to the Company’s website at www.swst.com.

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SWS Reports Second Quarter Fiscal 2013 Results / 5

About SWS Group

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of the Company’s control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of the Company’s correspondents and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in the Company’s Annual Report on Form 10-K and in the Company’s other reports filed with and available from the Securities and Exchange Commission.

Segment Results

	Net Revenues			Pre-Tax Income (Loss)
	Three Months Ended			Three Months Ended
(In thousands)	Dec. 31, 2012	Dec. 30, 2011		Dec. 31, 2012	Dec. 30, 2011
Clearing	$4,721	$4,314		$(115)	$(814)
Retail	26,124	25,172		528	(219)
Institutional	32,558	28,877		9,339	8,429
Bank	11,771	12,718	(1)	2,972	511 (1)
Other consolidated entities	171	(2,650)		2,886	(30,929)

Consolidated	$75,345	$68,431		$15,610	$(23,022)

(1)	The net revenues and pre-tax income reported for the banking segment is for the period ended December 31, 2011.

Non-GAAP Reconciliation

SWS has included the presentation of Adjusted Net Income (Loss), which is Net income (loss), excluding the impact of the valuation adjustment for the warrants held by Hilltop and Oak Hill. Adjusted Net Income (Loss) is a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K. SWS believes that the presentation of this non-GAAP financial measure provides useful information by excluding this item, which may not be indicative of the Company’s core operating results. While management believes this non-GAAP financial measure is useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

	Three Months Ended
(In Thousands)	Dec. 31, 2012	Dec. 30, 2011
Net Income (Loss)	$10,369	$(14,340)
Valuation Adjustment for Warrants	(7,645)	12,520

Adjusted Net Income (Loss) (Non-GAAP)	$2,724	$(1,820)

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SWS Reports Second Quarter Fiscal 2013 Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 31, 2012 and June 29, 2012

(In thousands, except par values and share amounts)

	December 31, 2012	June 29, 2012
	(Unaudited)
Assets
Cash and cash equivalents	$79,631	$81,826
Restricted cash and cash equivalents	30,046	30,044
Assets segregated for regulatory purposes	208,664	176,299
Receivable from brokers, dealers and clearing organizations	1,241,371	1,425,697
Receivable from clients, net of allowances	268,007	256,840
Loans, net	805,185	833,640
Securities owned, at fair value	341,785	231,151
Securities held to maturity	21,714	25,904
Securities purchased under agreements to resell	33,435	25,186
Goodwill	7,552	7,552
Securities available for sale	339,151	307,789
Other assets	137,512	144,915

Total assets	$3,514,053	$3,546,843

Liabilities and Stockholders’ Equity
Short-term borrowings	$181,000	$67,500
Payable to brokers, dealers and clearing organizations	1,116,824	1,349,370
Payable to clients	432,958	347,574
Deposits	1,046,637	1,062,233
Securities sold under agreements to repurchase	32,314	27,465
Securities sold, not yet purchased, at fair value	85,937	70,155
Drafts payable	33,330	24,970
Advances from Federal Home Loan Bank	62,058	68,641
Long-term debt, net	81,015	79,076
Warrants	24,234	27,810
Other liabilities	57,314	66,347

Total liabilities	3,153,621	3,191,141
Commitments and contingencies
Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $0.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,634,087 shares at December 31, 2012; issued 33,312,140 and outstanding 32,576,307 shares at June 29, 2012	3,331	3,331
Additional paid-in capital	324,481	324,556
Retained earnings	34,810	30,084
Accumulated other comprehensive income – unrealized holding gain, net of tax	2,210	2,745
Deferred compensation, net	3,308	3,427
Treasury stock (678,053 shares at December 31, 2012 and 735,833 shares at June 29, 2012, at cost)	(7,708)	(8,441)

Total stockholders’ equity	360,432	355,702

Total liabilities and stockholders’ equity	$3,514,053	$3,546,843

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SWS Reports Second Quarter Fiscal 2013 Results / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the three and six-months ended December 31, 2012 and December 30, 2011

(In thousands, except per share and share amounts)

(Unaudited)

	For the Three-Months Ended		For the Six-Months Ended
	December 31, 2012	December 30, 2011	December 31, 2012	December 30, 2011
Revenues:
Net revenues from clearing operations	$2,177	$2,280	$4,316	$4,940
Commissions	31,367	29,521	63,690	65,160
Interest	23,271	31,067	49,896	64,728
Investment banking, advisory and administrative fees	10,747	7,982	20,541	17,858
Net gains on principal transactions	11,918	7,644	21,276	13,915
Other	5,577	5,002	11,762	9,492

Total revenue	85,057	83,496	171,481	176,093
Interest expense	9,712	15,065	22,027	30,923

Net revenues	75,345	68,431	149,454	145,170

Non-interest expenses:
Commissions and other employee compensation	52,002	49,281	106,261	102,439
Occupancy, equipment and computer service costs	7,563	7,849	15,260	15,726
Communications	3,335	3,106	6,554	6,025
Floor brokerage and clearing organization charges	939	1,034	1,962	2,107
Advertising and promotional	737	678	1,405	1,227
Provision for loan loss	(1,450)	2,475	(1,450)	2,475
Other	8,370	7,768	16,460	15,064

Total non-interest expenses	71,496	72,191	146,452	145,063

Other gains/(losses):
Unrealized gain (loss) on Warrants valuation	11,761	(19,262)	3,576	(19,433)

Income (loss) before income tax expense (benefit)	15,610	(23,022)	6,578	(19,326)
Less: Income tax expense (benefit)	5,241	(8,682)	1,853	(6,638)

Net income (loss)	10,369	(14,340)	4,725	(12,688)
Net gain (loss) recognized in other comprehensive income (loss)	(2,833)	606	(535)	528

Comprehensive income (loss)	$7,536	$(13,734)	$4,190	$(12,160)

Earnings (loss) per share – basic
Net income (loss)	$0.32	$(0.44)	$0.14	$(0.39)

Weighted average shares outstanding – basic	32,827,652	32,505,204	32,813,910	32,500,324

Earnings (loss) per share – diluted
Net income (loss)	$0.09	$(0.44)	$0.13	$(0.39)

Weighted average shares outstanding – diluted	50,218,956	32,505,204	50,205,214	32,500,324

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CONTACT: Ben Brooks, Corporate Communications, 214.859.6351, bdbrooks@swst.com

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